                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

               (Amendment No. 3 to Schedule 13D on Schedule 13G)*


                           Republic Industries, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                  760516 10 4
                                 (Cusip Number)

                                  May 14, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)
[X]       Rule 13d-1(c)
[ ]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 760516 10 4                   13G            PAGE 2 OF 7 PAGES


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael G. DeGroote
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Canada
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    19,791,200*
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   19,791,200*
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          19,791,200*
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


*19,631,200 of the shares beneficially owned by Mr. DeGroote are held in the name of Westbury (Bermuda) Ltd. of which he is the sole shareholder.

CUSIP NO. 760516 10 4                    13G            PAGE 3 OF 7 PAGES


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Westbury (Bermuda) Ltd.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Not Applicable
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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CUSIP NO. 760516 10 4                    13G            PAGE 4 OF 7 PAGES


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MGD Holdings Ltd.*
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          -0-
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


*MGD Holdings Ltd. has merged with Westbury (Bermuda) Ltd. and Westbury
 (Bermuda) Ltd. became the surviving company. Accordingly, MGD Holdings Ltd. is no longer deemed to beneficially own any shares.

CUSIP NO.  760516 10 4                    13G                  PAGE 5 of 7 PAGES



Item 1(a)      Name of Issuer:

               Republic Industries, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               100 S.E. 6th Street
               Fort Lauderdale, Florida 33301

Item 2(a)      Name of Persons Filing:

               Michael G. DeGroote
               Westbury (Bermuda) Ltd.

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               Victoria Hall
               11 Victoria Street
               P.O. Box HM 1065
               Hamilton, HMEX
               Bermuda

Item 2(c)      Citizenship:

               Michael G. DeGroote:
               Canada

               Westbury (Bermuda) Ltd.:
               Bermuda

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.01 per share

Item 2(e)      CUSIP Number:

               760516  10 4

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CUSIP NO.  760516  10 4               13G                      PAGE 6 OF 7 PAGES


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) ( )   BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT

     (b) ( )   BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT

     (c) ( )   INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT

     (d) ( ) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT

     (e) ( )   INVESTMENT ADVISER IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(E)

     (f) ( )   EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH
               SECTION 240.13d-1(b)(1)(ii)(F)

     (g) ( )   PARENT HOLDING COMPANY OR CONTROL PERSON, IN ACCORDANCE WITH
               SECTION 240.13d-1(b)(ii)(G)

     (h) ( ) A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813)

     (i) ( ) A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80a-3)

     (j) ( )   GROUP, IN ACCORDANCE WITH SECTION 240.13d-1)(b)(1)(ii)(J)


     Not Applicable

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4         OWNERSHIP:

     (a)       Amount Beneficially Owned:

               Michael G. DeGroote:
               19,791,200

               Westbury (Bermuda) Ltd.:
               -0-(1)

     (b)       Percent of Class:

               Michael G. DeGroote:
               4.3%

               Westbury (Bermuda) Ltd.:
               -0-

     (c)       Number of Shares as to Which Such Person Has:

                (i) Sole power to vote

                    Michael G. DeGroote:
                    19,791,200

                    Westbury (Bermuda) Ltd.:
                    -0-

               (ii) Shared power to vote or to direct the vote

                    Michael G. DeGroote:
                    -0-

                    Westbury (Bermuda) Ltd.:
                    -0-

              (iii) Sole power to dispose or to direct the disposition of

                    Michael G. DeGroote:
                    19,791,200

                    Westbury (Bermuda) Ltd.:
                    -0-

               (iv) Shared power to dispose or to direct the disposition of

                    Michael G. DeGroote:
                    -0-

                    Westbury (Bermuda) Ltd.:
                    -0-

----------------
/1/ Michael G. DeGroote is the Chairman of the Board, President, CEO and sole shareholder of Westbury (Bermuda) Ltd. Mr. DeGroote has sole voting and investment power with respect to the 19,631,000 shares owned through Westbury (Bermuda) Ltd.

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CUSIP NO.  760516  10 4                  13G                 PAGES 7 of 7 PAGES


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this report being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities check
               the following:                                                [X]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Inapplicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Inapplicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Inapplicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Inapplicable.

ITEM 10        CERTIFICATION:

               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     July 24, 1998.

                                             Westbury (Bermuda) Ltd.


                                             By: /s/ James Watt
                                                 ------------------------------
                                                 James Watt
                                                 Vice President

                                                 /s/ Michael G. DeGroote
                                                ------------------------------
                                                Michael G. DeGroote